Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVENT TECHNOLOGIES HOLDINGS, INC.

(a Delaware corporation)

ADVENT TECHNOLOGIES HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Advent Technologies Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 18, 2018; an Amended and Restated Certificate of Incorporation of the Corporation was filed on November 15, 2018; a Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed on May 19, 2020; and a further Certificate of Amendment to such Amended and Restated Certificate of Incorporation of the Corporation was filed on October 16, 2020. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed on February 4, 2021 (the “Current Certificate”).

SECOND: Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”) the Board of Directors of the Corporation has duly adopted, and the stockholders of the Corporation have approved the amendments to the Current Certificate set forth in this Certificate of Amendment.

THIRD: Pursuant to Section 242 of the DGCL, subsection (a) of Article IV of the Current Certificate is hereby amended and restated as follows:

Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 501,000,000 shares, consisting of 500,000,000 shares of Common Stock, par value $0.0001 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).

FOURTH: Pursuant to Section 242 of the DGCL, subsection (a) of Article VI of the Current Certificate is hereby amended and restated as follows:

(a) Limitation of Director or Officer Liability. To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or an officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

FIFTH: This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 20th day of June 2023.

ADVENT TECHNOLOGIES HOLDINGS, INC.

By:	/s/ James F. Coffey
Name:	James F. Coffey
Title:	Chief Operating Officer and General Counsel